Exhibit 3.4
CERTIFICATE OF AMENDMENT OF
BYLAWS OF
ACQUICOR TECHNOLOGY INC.
(a Delaware corporation)
          Upon approval of the sole stockholder of Acquicor Technology Inc., a Delaware corporation (the “Company”), Article IV, Section 21(d) of the Company’s Bylaws (the “Bylaws”) are amended as follows:
“Notice of Special Meetings. Notice of the time and place of all special meetings of the Board of Directors shall be orally or in writing, by telephone, including a voice messaging system or other system or technology designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other electronic means, during normal business hours, at least twenty-four (24) hours before the date and time of the meeting. If notice is sent by US mail, it shall be sent by first class mail, charges prepaid, at least three (3) days before the date of the meeting. Notice of any meeting may be waived in writing, or by electronic transmission, at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Notwithstanding the foregoing, upon certification of a majority of the directors that an emergency meeting is appropriate, the notice requirements set forth hereunder shall be reduced to two (2) hours; provided, that a majority of the directors attend such emergency meeting.”
          I, the undersigned, certify that I am the duly elected and acting Secretary of the Company, and that the above amendment to the Bylaws was duly adopted by resolutions of the stockholders of the Company dated January 19, 2006.

/s/ Ellen M. Hancock
Ellen M. Hancock, Secretary